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                                                                    EXHIBIT 1(A)


                            RUSSELL INSURANCE FUNDS

                      AMENDMENT TO MASTER TRUST AGREEMENT

                 Regarding the designation of Trustees Emeritus
                  and the duties and responsibilities thereof

AMENDMENT NO. 1 to the Amended Master Trust Agreement dated July 11, 1996 (referred to herein as the "Agreement"), adopted the 5th day of October 1998, by the Trustees under such Agreement, and effective upon the certification and filing of this Amendment as provided herein.

WITNESSETH:
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     WHEREAS, Section 3.1 of the Agreement provides for the number, designation, election and other matters pertaining to the Trustees of the Trust; and

     WHEREAS, the Trustees wish to provide a means to permit the Board of Trustees to obtain access to the advice and experience of a former member of the Board of Trustees upon the conclusion of the service as Trustee of such a former Trustee; and

     WHEREAS, the Trustees have been advised that to meet certain requirements applicable to the Trust under Federal securities laws Mr. George F. Russell, Jr. will not be standing for re-election as a Trustee at the next meeting of the shareholders of the Trust;

     WHEREAS, the Trustees have been advised that Mr. Russell has agreed to make his experience and judgment available to the Board of Trustees upon such terms as it may choose;

     WHEREAS, Section 7.3 of the Agreement provides authority for the Amendment of the Agreement by the Trustees;

     NOW, THEREFORE, the Trustees hereby amend the Agreement as set forth below to designate the position of Trustee Emeritus, and to provide for such further actions as are necessary and appropriate in furtherance thereof.

Amendment of the Master Trust Agreement.

Without affecting the rights and preferences of any presently issued and outstanding shares of interest in the Trust, the Agreement is hereby amended as follows:
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1.  Effective upon the filing of this Amendment in the minute books of the Trust by the Secretary of the Trust, and the filing of this Amendment with appropriate authorities of the Commonwealth of Massachusetts and the State of Washington, the Master Trust Agreement is amended as set forth below:

     (a) Article I is amended to add, immediately following Section 1.2(i), a new Section 1.2(j) as set forth below:

          "Trustee Emeritus" refers to each person elected to that office from time to time by the Trustees of the Trust, and serving as same.

     (b) Article III is amended to add, immediately following Section 3.1(h), a new Section 3.1(i) as set forth below:

          Any natural person qualified to hold the office of Trustee under this Agreement who is not then a Trustee may be elected by a majority of the Trustees then in office to serve as Trustee Emeritus for one year, or such other term as may be specified by the Board (which period shall not extend beyond such time as the members of such Board next stand for election as Trustees). A Trustee Emeritus shall be subject to removal by the Board from time to time with or without cause. A Trustee Emeritus shall be given notice of each meeting of the Board of Trustees in the same manner as each regular Trustee then in office, shall be entitled to attend and participate in discussions at each meeting of the Board, and shall be provided with such records of the Trust as are made available to each Trustee. A Trustee Emeritus may serve as a member of a committee of the Board upon appointment as such by the Board, and may hold such executive or other office as the Board may provide. Notwithstanding the foregoing, no Trustee Emeritus may vote at any meeting of the Board, or of any committee of the Board, or direct the vote of any Trustee at same. A Trustee Emeritus shall not be held responsible by virtue of service as a Trustee Emeritus, either at law or in equity, for any action or failure to act of the Trust, or of the Board of Trustees or any committee thereof. A Trustee Emeritus who is not an interested person of the Trust may receive such fees and reimbursement of expenses as are authorized for payment to each Trustee who is not an interested person of the Trust.

     (c) Article VI is amended to add, immediately following the term "Trustee" in each place where the term Trustee shall appear, the term "Trustee Emeritus."

2. Effective upon the completion of the service of Mr. George F. Russell, Jr. as a Trustee of the Trust, he is hereby elected as Trustee Emeritus, to serve as same until the first meeting of the Board of Trustees to occur following the next election by shareholders at which Trustees are elected. To provide for continuity of service and the effective conduct of the business of the Board of Trustees, Mr. Russell shall continue to be designated as the Chairman of the Board of Trustees, and shall supervise the conduct of the meetings of the Board.
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The undersigned hereby certify that the Amendment set forth above has been duly adopted in accordance with the provisions of the Master Trust Agreement, and shall become effective on the designated effective date and year set forth hereinabove.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

/s/ Lynn L. Anderson             /s/ Eleanor W. Palmer
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Lynn L. Anderson                 Eleanor W. Palmer

/s/ Paul E. Anderson             /s/ Lee C. Gingrich
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Paul E. Anderson                 Lee C. Gingrich

/s/ Paul Anton                   /s/ George F Russell, Jr.
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Paul Anton                       George F. Russell, Jr.

/s William E. Baxter
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William E. Baxter